EXHIBIT 99.1

Contact:
Sean McHugh
Vice President, Investor Relations & Treasury
(404) 745-2889

Carter's, Inc. Reports Third Quarter Fiscal 2013 Results

•	Net Sales $760 Million, Up 14%

•	EPS $0.97, Down 2%; Adjusted EPS $1.12, Up 10%

ATLANTA, October 24, 2013 -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, today reported its third quarter fiscal 2013 results.

“We're reporting a record level of sales in the third quarter, driven by the growth in our Carter's brand and international businesses," said Michael D. Casey, Chairman and Chief Executive Officer. “Our growth reflects the strength of our brands and multi-channel business model. We believe we are well-positioned with strong product offerings and compelling promotions heading into the holiday season and expect to achieve our growth objectives this year."

Third Quarter of Fiscal 2013 compared to Third Quarter of Fiscal 2012
Consolidated net sales increased $91.5 million, or 13.7%, to $760.2 million.  Net domestic sales of the Company’s Carter’s brands increased $76.8 million, or 15.6%, to $569.6 million.  Net domestic sales of the Company’s OshKosh B’gosh brand increased $0.1 million, or 0.1%, to $106.5 million.  Net international sales increased $14.6 million, or 21.1%, to $84.1 million.

Operating income in the third quarter of fiscal 2013 was $91.1 million, a decrease of $4.3 million, or 4.5%, from $95.4 million in the third quarter of fiscal 2012.  Third quarter fiscal 2013 operating income includes approximately $13.1 million in expenses incurred in connection with the amortization of tradenames associated with the previously-announced Carter's Watch the Wear and H.W. Carter & Sons brand acquisition, the previously-announced office consolidation, the revaluation of contingent consideration associated with the acquisition of Bonnie Togs in 2011, and the previously-announced Hogansville, Georgia distribution center closure. Third quarter fiscal 2012 operating income included expenses totaling approximately $1.9 million related to revaluation of the Bonnie Togs contingent consideration and the Hogansville distribution center closure. Excluding the expenses noted above, adjusted operating income in the third quarter of fiscal 2013 increased $6.9 million, or 7.1%, to $104.2 million. This compares to adjusted operating income of $97.3 million in the third quarter of fiscal 2012.

Net income in the third quarter of fiscal 2013 decreased $2.8 million, or 4.7%, to $56.6 million, or $0.97 per diluted share, compared to $59.4 million, or $0.99 per diluted share, in the third quarter of fiscal 2012.  Excluding the expenses noted above, adjusted net income in the third quarter of fiscal 2013 increased $4.0 million, or 6.6%, to $65.0 million, or $1.12 per diluted share. This compares to adjusted net income of $61.0 million, or $1.02 per diluted share, in the third quarter of fiscal 2012.

A reconciliation of income as reported under GAAP to adjusted income is provided at the end of this release.

Business Segment Results (Third Quarter of Fiscal 2013 compared to Third Quarter of Fiscal 2012)

Carter’s Segments
Carter’s retail segment sales increased $33.7 million, or 15.5%, to $251.0 million. The increase was driven by incremental sales of $19.2 million from new store openings, a 52.5%, or $14.7 million increase in eCommerce sales, and a comparable store sales increase of 0.5%, or $0.8 million. This growth was partially offset by $1.0 million in lower sales due to store closings. In the third quarter of fiscal 2013, the Company opened 17 Carter’s retail stores in the United States.  As of the end of the third quarter, the Company operated 455 Carter’s retail stores in the United States.

Carter’s wholesale segment sales increased $43.0 million, or 15.6%, to $318.6 million.

OshKosh B’gosh Segments

OshKosh retail segment sales increased $3.8 million, or 4.9%, to $81.9 million. The increase reflects a 38.8%, or $3.1 million increase in eCommerce sales, incremental sales of $2.8 million from new store openings, and a comparable store sales increase of $0.7 million, or 1.0%. The increases were partially offset by $2.8 million in lower sales due to store closings.  In the third quarter of fiscal 2013, in the United States, the Company opened seven OshKosh retail stores and closed one. As of the end of the third quarter of fiscal 2013, the Company operated 170 OshKosh retail stores in the United States.

OshKosh wholesale segment sales decreased $3.7 million, or 13.1%, to $24.6 million.

International Segment
International segment sales increased $14.6 million, or 21.1%, to $84.1 million, driven by growth in the wholesale channel and the Company's Canadian retail store business. Canadian comparable store sales declined 3.6%, reflecting a 6.4% decline in our Bonnie Togs format stores and a 1.3% decline in our Carter's / OshKosh co-branded stores. Japan operations contributed $3.9 million to international segment sales.

First Three Quarters of Fiscal 2013 compared to First Three Quarters of Fiscal 2012
Consolidated net sales increased $176.6 million, or 10.4%, to $1,869.1 million.  Net domestic sales of the Company’s Carter's brands increased $139.0 million, or 10.8%, to $1,422.3 million.  Net domestic sales of the Company’s OshKosh B’gosh brand decreased $8.0 million, or 3.1%, to $247.7 million.  Net international sales increased $45.5 million, or 29.7%, to $199.0 million.

Operating income in the first three quarters of fiscal 2013 was $190.8 million, an increase of $7.1 million, or 3.9%, from $183.6 million in the first three quarters of fiscal 2012.  Operating income for the first three quarters of fiscal 2013 includes approximately $34.7 million in expenses incurred in connection with the office consolidation, the amortization of acquired tradenames, the revaluation of the Bonnie Togs contingent consideration, and the Hogansville distribution center closure. Operating income for the first three quarters of fiscal 2012 included expenses totaling approximately $5.5 million related to the revaluation of the Bonnie Togs contingent consideration and Hogansville distribution center closure. Excluding the expenses noted above, adjusted operating income in the first three quarters of fiscal 2013 increased $36.3 million, or 19.2%, to $225.4 million. This compares to adjusted operating income of $189.1 million in the first three quarters of fiscal 2012.

Net income in the first three quarters of fiscal 2013 increased $5.2 million, or 4.6%, to $117.7 million, or $1.98 per diluted share, compared to $112.5 million, or $1.88 per diluted share, in the first three quarters of fiscal 2012.  Excluding the expenses noted above, adjusted net income in the first three quarters of fiscal 2013 increased $23.4 million, or 20.0%, to $140.4 million, or $2.36 per diluted share. This compares to adjusted net income of $117.0 million, or $1.96 per diluted share, in the first three quarters of fiscal 2012.

A reconciliation of income as reported under GAAP to adjusted income is provided at the end of this release.

Cash flow from operations in the first three quarters of fiscal 2013 was $63.5 million compared to $129.2 million in the first three quarters of fiscal 2012.  The decrease principally reflects changes in net working capital.

Business Segment Results (First Three Quarters of Fiscal 2013 compared to First Three Quarters of Fiscal 2012)

Carter’s Segments
Carter’s retail segment sales increased $95.1 million, or 16.9%, to $658.8 million in the first three quarters of fiscal 2013. The increase was driven by incremental sales of $56.6 million from new store openings, a 50.8%, or $35.9 million, increase in eCommerce sales, and a comparable store sales increase of 1.5%, or $7.3 million. This growth was partially offset by $4.8 million in lower sales due to store closings. In the first three quarters of fiscal 2013, the Company opened 44 Carter’s retail stores and closed two in the United States.

Carter’s wholesale segment sales increased $43.9 million, or 6.1%, to $763.5 million.

OshKosh B’gosh Segments
OshKosh retail segment sales decreased $0.7 million, or 0.4%, to $193.7 million. The decrease reflects $7.8 million in lower sales due to store closings and a comparable store sales decline of $6.5 million, or 3.9%. These decreases were partially offset by a 37.0%, or $7.3 million, increase in eCommerce sales and incremental sales of $6.3 million from new store openings.  In the first three quarters of fiscal 2013, in the United States, the Company opened seven OshKosh retail stores and closed five.

OshKosh wholesale segment sales decreased $7.3 million, or 11.9%, to $54.1 million.

International Segment
International segment sales increased $45.5 million, or 29.7%, to $199.0 million, principally driven by growth in the wholesale channel and the Company's Canadian retail store business. Canadian comparable store sales declined 2.9%, reflecting a 7.8% decline in Bonnie Togs format stores and a 1.3% increase in Carter's / OshKosh co-branded stores. Japan operations contributed $12.1 million to international segment sales.

Dividends
In the second and third quarters of fiscal 2013, the Company's Board of Directors authorized quarterly cash dividends of $0.16 per share paid on June 14, 2013, and September 13, 2013, respectively. Future declarations of quarterly dividends and the establishment of future record and payment dates will be at the discretion of the Company’s Board of Directors based on a number of factors, including the Company's future financial performance and other considerations.

Senior Notes Due 2021
On August 12, 2013, the Company issued $400 million of senior notes due 2021 (the “senior notes”) to improve its capital structure, take advantage of historically attractive interest rates, and fund the return of additional capital to shareholders. The senior notes were issued at par, bear interest at a rate of 5.25% per annum, and mature on August 15, 2021. The Company received net proceeds from the offering of the senior notes of approximately $394.2 million, after deducting bank fees. Approximately $7.1 million, including both bank fees and other third party expenses, has been capitalized in connection with the issuance and is being amortized over the term of the senior notes.

Stock Repurchase Activity
On May 9, 2013, the Company's Board of Directors authorized the Company to repurchase shares of its common stock up to $300 million, inclusive of amounts remaining under previous authorizations. On August 22, 2013, the Board of Directors approved a new $400 million share repurchase authorization.

Open Market Purchases
During the third quarter of fiscal 2013, the Company repurchased 226,400 shares of its common stock for $16.4 million at an average price of $72.33 per share in open market purchases. During the first three quarters of fiscal 2013, the Company repurchased 816,402 shares for $54.1 million at an average price of $66.31 per share in open market purchases.

Accelerated Stock Repurchase Agreements
On August 29, 2013, the Company entered into accelerated stock repurchase ("ASR") agreements of $400 million with JPMorgan Chase Bank, N.A. ("JPMorgan"). As of September 28, 2013, JPMorgan had delivered approximately 4.6 million shares to the Company with a fair market value, at trade date, of approximately $328.4 million, which were retired upon receipt. JPMorgan is expected to deliver additional shares to the Company as part of the final settlement of the ASR agreements which expire in the second quarter of 2014. During the term of the ASR agreements, the Company is not permitted to execute open market purchases of its common stock.

As of September 28, 2013, the total remaining capacity under the Company's repurchase authorizations was $267.2 million.

2013 Business Outlook
In the fourth quarter of fiscal 2013, the Company expects net sales will increase approximately 9% to 10% compared to net sales of $689 million in the fourth quarter of fiscal 2012. The Company expects adjusted diluted earnings per share to increase approximately 10% to 15% compared to adjusted diluted earnings per share of $0.89 in the fourth quarter of fiscal 2012. This forecast for fourth quarter fiscal 2013 adjusted earnings per share excludes anticipated expenses of approximately $14 million to $18 million related to the office consolidation, approximately $6 million related to the amortization of acquired tradenames discussed above, approximately $2 million for contingent consideration related to the acquisition of Bonnie Togs and the previously-announced distribution center closure, or other items the Company believes to be non-representative of underlying business performance.

For fiscal 2013, the Company expects net sales will increase approximately 10% compared to net sales of $2.4 billion in fiscal 2012. The Company expects adjusted diluted earnings per share to increase approximately 15% to 17% compared to adjusted diluted earnings per share of $2.85 in fiscal 2012. This forecast for fiscal 2013 adjusted diluted earnings per share excludes anticipated expenses of approximately $38 million to $42 million related to the office consolidation, approximately $13 million related to the amortization of acquired tradenames discussed above, approximately $5 million for contingent consideration related to the acquisition of Bonnie Togs and the previously-announced distribution center closure, or other items the Company believes to be non-representative of underlying business performance.

Conference Call
The Company will hold a conference call with investors to discuss third quarter fiscal 2013 results and its business outlook on October 24, 2013 at 8:30 a.m. Eastern Time. To participate in the call, please dial 913-312-1266. To listen to a live broadcast of the call on the internet, please log on to www.carters.com and select the “Third Quarter 2013 Earnings Conference Call” link under the “Investor Relations” tab. Presentation materials for the call can be accessed under the same "Investor Relations" tab by selecting the “Webcasts & Presentations” link under the “News & Events” tab. A replay of the call will be available shortly after the broadcast through November 2, 2013, at 888-203-1112 (U.S. / Canada) or 719-457-0820 (international), passcode 9870581. The replay will also be archived on the Company's website.

About Carter's, Inc.
Carter's, Inc. is the largest branded marketer in the United States of apparel and related products exclusively for babies and young children. The Company owns the Carter's and OshKosh B'gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through more than 700 Company-operated stores in the United States, Canada, and Japan and on-line at www.carters.com and www.oshkoshbgosh.com. The Company's Just One You, Precious Firsts, and Genuine Kids brands are available at Target, and its Child of Mine brand is available at Walmart. Carter's is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.

Cautionary Language
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated financial results for the fourth quarter of fiscal 2013 and fiscal year 2013, or any other future period, assessment of the Company's performance and financial position, and drivers of the Company's sales and earnings growth.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include the risks of: losing one or more major customers; the Company's products not being accepted in the marketplace; changes in consumer preference and fashion trends; negative publicity; the Company failing to protect its intellectual property; the breach of the Company's consumer databases; incurring costs in connection with cooperating with regulatory investigations and proceedings; increased leverage, not being able to repay its indebtedness and being subject to restrictions on operations by the Company's debt agreements; increased production costs; deflationary pricing pressures; decreases in the overall level of consumer spending; disruptions resulting from the Company's dependence on foreign supply sources; the Company's foreign supply sources not meeting the Company's quality standards or regulatory requirements; disruption to the Company's eCommerce business or distribution facilities due to the planned transition or otherwise; disruptions in the Company's supply chain or in-sourcing capabilities resulting from sourcing through a single port or otherwise; the loss of the Company's principal product sourcing agent; increased competition in the baby and young children's apparel market; the Company being unable to identify new retail store locations or negotiate appropriate lease terms for the retail stores; the Company not adequately forecasting demand, which could, among other things, create significant levels of excess inventory; failure to achieve sales growth plans, cost savings, and other assumptions that support the carrying value of the Company's intangible assets; not attracting and retaining key individuals within the organization; failure to implement needed upgrades to the Company's information technology systems; disruptions resulting from the Company's transition of distribution functions to its new Braselton facility; charges related to the consolidation of certain Company offices into a new headquarters facility in Atlanta, Georgia being greater than estimated; the office consolidation not being completed during the expected time frame; the Company not achieving the expected benefits of the office consolidation; being unsuccessful in expanding into international markets and failing to successfully manage legal, regulatory, political and economic risks of international operations, including maintaining compliance with world-wide anti-bribery laws.  Many of these risks are further described in the most recently filed Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission under the headings "Risk Factors" and "Forward-Looking Statements."  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	Fiscal quarter ended		Three fiscal quarters ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net sales	$760,173	$668,657	$1,869,056	$1,692,481
Cost of goods sold	450,524	398,580	1,096,100	1,044,422
Gross profit	309,649	270,077	772,956	648,059
Selling, general, and administrative expenses	229,264	185,167	609,639	491,162
Royalty income	(10,691)	(10,482)	(27,440)	(26,722)
Operating income	91,076	95,392	190,757	183,619
Interest expense, net	3,995	1,657	6,158	5,279
Other (income) expense, net	(55)	(190)	1,049	(18)
Income before income taxes	87,136	93,925	183,550	178,358
Provision for income taxes	30,565	34,547	65,891	65,900
Net income	$56,571	$59,378	$117,659	$112,458

Basic net income per common share	$0.98	$1.01	$2.00	$1.91

Diluted net income per common share	$0.97	$0.99	$1.98	$1.88

Dividend declared and paid per common share	$0.16	$—	$0.32	$—

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal quarter ended				Three fiscal quarters ended
	September 28, 2013	% of Total	September 29, 2012	% of Total	September 28, 2013	% of Total	September 29, 2012	% of Total
Net sales:
Carter’s Wholesale	$318,607	41.9%	$275,577	41.2%	$763,518	40.9%	$719,585	42.5%
Carter’s Retail (a)	251,028	33.0%	217,299	32.5%	658,827	35.2%	563,764	33.3%
Total Carter’s	569,635	74.9%	492,876	73.7%	1,422,345	76.1%	1,283,349	75.8%
OshKosh Retail (a)	81,894	10.8%	78,070	11.7%	193,662	10.4%	194,359	11.5%
OshKosh Wholesale	24,583	3.2%	28,276	4.2%	54,070	2.9%	61,339	3.6%
Total OshKosh	106,477	14.0%	106,346	15.9%	247,732	13.4%	255,698	15.1%
International (b)	84,061	11.1%	69,435	10.4%	198,979	10.5%	153,434	9.1%
Total net sales	$760,173	100.0%	$668,657	100.0%	$1,869,056	100.0%	$1,692,481	100.0%

Operating income:		% of segment net sales		% of segment net sales		% of segment net sales		% of segment net sales
Carter’s Wholesale	$56,703	17.8%	$53,425	19.4%	$138,186	18.1%	$129,123	17.9%
Carter’s Retail (a)	47,601	19.0%	43,050	19.8%	120,641	18.3%	93,539	16.6%
Total Carter’s	104,304	18.3%	96,475	19.6%	258,827	18.2%	222,662	17.4%
OshKosh Retail (a)	5,649	6.9%	3,397	4.4%	(5,520)	(2.9)%	(13,285)	(6.8)%
OshKosh Wholesale	4,445	18.1%	2,445	8.6%	7,929	14.7%	3,131	5.1%
Total OshKosh	10,094	9.5%	5,842	5.5%	2,409	1.0%	(10,154)	(4.0)%
International (b) (c)	15,129	18.0%	15,984	23.0%	27,478	13.8%	28,985	18.9%
Total segment operating income	129,527	17.0%	118,301	17.7%	288,714	15.4%	241,493	14.3%
Corporate expenses (d) (e)	(38,451)	(5.1)%	(22,909)	(3.4)%	(97,957)	(5.2)%	(57,874)	(3.4)%
Total operating income	$91,076	12.0%	$95,392	14.3%	$190,757	10.2%	$183,619	10.8%

(a)	Includes eCommerce results.

(b)	Net sales includes international retail, eCommerce, and wholesale sales. Operating income includes international licensing income.

(c)
Includes charges associated with the revaluation of the Company’s contingent consideration of $0.5 million and $2.3 million for the third fiscal quarter and first three fiscal quarters of 2013, respectively, and $1.1 million and $2.9 million for the quarter and three fiscal quarters ended September 29, 2012, respectively.

(d)
Corporate expenses generally include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, certain legal fees, consulting, and audit fees.

(e)	Includes the following charges:

	Fiscal quarter ended		Three fiscal quarters ended
(dollars in millions)	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Closure of distribution facility in Hogansville, GA	$0.4	$0.8	$1.0	$2.6
Office closure costs	$5.9	$—	$24.1	$—
Amortization of H.W. Carter and Sons tradenames	$6.3	$—	$7.3	$—

Certain prior year amounts have been reclassified for comparative purposes.

CARTER’S, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	September 28, 2013	December 29, 2012	September 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$201,819	$382,236	$254,321
Accounts receivable, net	245,610	168,046	200,156
Finished goods inventories, net	440,446	349,530	375,102
Prepaid expenses and other current assets	22,872	22,216	16,913
Deferred income taxes	33,456	35,675	29,984
Total current assets	944,203	957,703	876,476
Property, plant, and equipment, net	256,225	170,110	153,330
Goodwill	188,006	189,749	190,470
Tradenames and other intangibles, net	336,596	306,072	306,172
Deferred debt issuance costs, net	7,961	2,878	3,074
Other assets	4,566	3,597	3,268
Total assets	$1,737,557	$1,630,109	$1,532,790

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$158,600	$149,625	$115,005
Other current liabilities	85,107	94,610	89,158
Total current liabilities	243,707	244,235	204,163
Long-term debt	586,000	186,000	186,000
Deferred income taxes	110,708	114,341	113,280
Other long-term liabilities	138,219	100,054	95,905
Total liabilities	$1,078,634	$644,630	$599,348

Commitments and contingencies

Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at September 28, 2013, December 29, 2012, and September 29, 2012, respectively	—	—	—
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 54,542,594, 59,126,639, and 59,035,891 shares issued and outstanding at September 28, 2013, December 29, 2012, and September 29, 2012, respectively	545	591	590
Additional paid-in capital	—	250,276	244,861
Accumulated other comprehensive loss	(13,531)	(11,205)	(9,134)
Retained earnings	671,909	745,817	697,125
Total stockholders’ equity	658,923	985,479	933,442
Total liabilities and stockholders’ equity	$1,737,557	$1,630,109	$1,532,790

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	Three fiscal quarters ended
	September 28, 2013	September 29, 2012
Cash flows from operating activities:
Net income	$117,659	$112,458
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,336	26,619
Accretion of contingent consideration	2,347	2,883
Amortization of debt issuance costs	677	681
Stock-based compensation expense	12,356	9,718
Income tax benefit from stock-based compensation	(10,775)	(2,387)
Loss on disposal of property, plant, and equipment	376	747
Deferred income taxes	(1,469)	(5,612)
Effect of changes in operating assets and liabilities:
Accounts receivable	(77,751)	(42,209)
Inventories	(91,953)	(26,963)
Prepaid expenses and other assets	(1,061)	(332)
Accounts payable and other liabilities	69,724	53,612
Net cash provided by operating activities	63,466	129,215

Cash flows from investing activities:
Capital expenditures	(129,628)	(59,816)
Acquisition of tradenames	(38,007)	—
Proceeds from sale of property, plant, and equipment	—	6
Net cash used in investing activities	(167,635)	(59,810)

Cash flows from financing activities:
Proceeds from senior notes	400,000	—
Payment of debt issuance costs	(6,487)	(1,916)
Borrowings under revolving credit facility	—	2,500
Payments on revolving credit facility	—	(52,500)
Repurchase of common stock	(454,133)	—
Payment of contingent consideration	(14,721)	—
Dividends paid	(18,988)	—
Income tax benefit from stock-based compensation	10,775	2,387
Withholdings from vesting of restricted stock	(4,991)	(2,794)
Proceeds from exercise of stock options	12,424	3,650
Net cash used in financing activities	(76,121)	(48,673)

Effect of exchange rate changes on cash	(127)	95
Net (decrease) increase in cash and cash equivalents	(180,417)	20,827
Cash and cash equivalents, beginning of period	382,236	233,494

Cash and cash equivalents, end of period	$201,819	$254,321

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)

	Fiscal quarter ended September 28, 2013
	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$229.3	$91.1	$56.6	$0.97
Office consolidation costs (a)	(5.9)	5.9	3.7	0.06
Revaluation of contingent consideration (b)	(0.5)	0.5	0.5	0.01
Amortization of tradenames (c)	(6.3)	6.3	4.0	0.07
Facility closure costs - Hogansville DC (d)	(0.4)	0.4	0.3	—
As adjusted (e)	$216.2	$104.2	$65.0	$1.12

	Three fiscal quarters ended September 28, 2013
	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$609.6	$190.8	$117.7	$1.98
Office consolidation costs (a)	(24.1)	24.1	15.2	0.26
Revaluation of contingent consideration (b)	(2.3)	2.3	2.3	0.04
Amortization of tradenames (c)	(7.3)	7.3	4.6	0.08
Facility closure costs - Hogansville DC (d)	(1.0)	1.0	0.6	0.01
As adjusted (e)	$575.0	$225.4	$140.4	$2.36

	Fiscal quarter ended September 29, 2012
	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$185.2	$95.4	$59.4	$0.99
Revaluation of contingent consideration (b)	(1.1)	1.1	1.1	0.02
Facility closure costs - Hogansville DC (d)	(0.8)	0.8	0.5	0.01
As adjusted (e)	$183.3	$97.3	$61.0	$1.02

	Three fiscal quarters ended September 29, 2012
	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$491.2	$183.6	$112.5	$1.88
Revaluation of contingent consideration (b)	(2.9)	2.9	2.9	0.05
Facility closure costs - Hogansville DC (d)	(2.6)	2.6	1.6	0.03
As adjusted (e)	$485.7	$189.1	$117.0	$1.96

(a)	Costs related to consolidating our Shelton, Connecticut and Atlanta, Georgia offices, as well as certain functions from our other offices, into a new headquarters facility in Atlanta, Georgia.

(b)	Revaluation of the contingent consideration liability associated with the Company's 2011 acquisition of Bonnie Togs.

(c)	Amortization of H.W. Carter and Sons tradenames.

(d)	Costs related to the closure of a distribution facility located in Hogansville, GA, announced in the first quarter of fiscal 2012.

(e)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

Note: Results may not be additive due to rounding. Certain prior year amounts have been reclassified for comparative purposes.

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)

	Quarter ended December 29, 2012
	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$222.0	$78.4	$48.7	$0.81
Office consolidation costs (a)	(6.4)	6.4	4.0	0.07
Revaluation of contingent consideration (b)	(0.7)	0.7	0.7	0.01
Facility closure costs - Hogansville DC (c)	(0.4)	0.4	0.3	—
As adjusted (d)	$214.6	$85.9	$53.7	$0.89

	Fiscal year ended December 29, 2012
	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$713.2	$262.0	$161.2	$2.69
Office consolidation costs (a)	(6.4)	6.4	4.0	0.07
Revaluation of contingent consideration (b)	(3.6)	3.6	3.6	0.06
Facility closure costs - Hogansville DC (c)	(3.1)	3.1	1.9	0.03
As adjusted (d)	$700.1	$275.1	$170.7	$2.85

(a)	Costs related to consolidating our Shelton, Connecticut and Atlanta, Georgia offices, as well as certain functions from our other offices, into a new headquarters facility in Atlanta, Georgia.

(b)	Revaluation of the contingent consideration liability associated with the Company's 2011 acquisition of Bonnie Togs.

(c)	Costs related to the closure of a distribution facility located in Hogansville, GA, announced in the first quarter of fiscal 2012.

(d)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

Note: Results may not be additive due to rounding. Certain prior year amounts have been reclassified for comparative purposes.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS

	Fiscal quarter ended		Three fiscal quarters ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	56,908,631	58,267,398	57,982,401	58,175,125
Dilutive effect of equity awards	531,514	882,729	614,045	843,565
Diluted number of common and common equivalent shares outstanding	57,440,145	59,150,127	58,596,446	59,018,690

As reported on a GAAP Basis:
Basic net income per common share:
Net income	$56,571,000	$59,378,000	$117,659,000	$112,458,000
Income allocated to participating securities	(759,297)	(775,127)	(1,566,258)	(1,470,338)
Net income available to common shareholders	$55,811,703	$58,602,873	$116,092,742	$110,987,662

Basic net income per common share	$0.98	$1.01	$2.00	$1.91

Diluted net income per common share:
Net income	$56,571,000	$59,378,000	$117,659,000	$112,458,000
Income allocated to participating securities	(753,449)	(766,127)	(1,552,539)	(1,453,966)
Net income available to common shareholders	$55,817,551	$58,611,873	$116,106,461	$111,004,034

Diluted net income per common share	$0.97	$0.99	$1.98	$1.88

As adjusted (a):
Basic net income per common share:
Net income	$64,993,000	$60,963,000	$140,371,000	$116,983,000
Income allocated to participating securities	(873,255)	(795,818)	(1,871,070)	(1,529,500)
Net income available to common shareholders	$64,119,745	$60,167,182	$138,499,930	$115,453,500

Basic net income per common share	$1.13	$1.03	$2.39	$1.98

Diluted net income per common share:
Net income	$64,993,000	$60,963,000	$140,371,000	$116,983,000
Income allocated to participating securities	(866,367)	(786,578)	(1,854,199)	(1,512,469)
Net income available to common shareholders	$64,126,633	$60,176,422	$138,516,801	$115,470,531

Diluted net income per common share	$1.12	$1.02	$2.36	$1.96

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $8.4 million and $22.7 million in after-tax expenses from these results for the fiscal quarter and three fiscal quarters ended September 28, 2013, respectively. The Company has excluded $1.6 million and $4.5 million in after-tax expenses from these results for fiscal quarter and three fiscal quarters ended September 29, 2012, respectively.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION

The following table provides a reconciliation of EBITDA and adjusted EBITDA for the periods indicated to net income (loss), which is the most directly comparable financial measure presented in accordance with U.S. Generally Accepted Accounting Principles (in thousands):

	Fiscal quarter ended		Three fiscal quarters ended		Four fiscal quarters ended
	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012	September 28, 2013
(dollars in thousands)
Net income	$56,571	$59,378	$117,659	$112,458	166,351
Interest expense	4,133	1,706	6,681	5,429	7,973
Interest income	(138)	(49)	(523)	(150)	(601)
Tax expense	30,565	34,547	65,891	65,900	94,232
Depreciation and Amortization	17,400	8,826	43,336	26,619	56,565
EBITDA	$108,531	$104,408	$233,044	$210,256	324,520

Adjustments to EBITDA
Office consolidation costs (a)	$5,300	$—	$20,918	—	26,262
Revaluation of contingent consideration (b)	480	1,100	2,347	2,881	3,053
Facility closure costs -- Hogansville, GA (c)	267	402	541	1,826	880
Adjusted EBITDA	$114,578	$105,910	$256,850	$214,963	354,715

(a) Costs related to consolidating our Shelton, Connecticut and Atlanta, Georgia offices, as well as certain functions from our other offices, into a new headquarters facility in Atlanta, Georgia. These amounts exclude costs related to accelerated depreciation as such amounts are included in the total of depreciation and amortization above.
(b) Revaluation of the contingent consideration liability associated with the Company's 2011 acquisition of Bonnie Togs.
(c) Costs related to the closure of a distribution facility located in Hogansville, GA, announced in the first quarter of fiscal 2012. These amounts exclude costs related to accelerated depreciation as such amounts are included in the total of depreciation and amortization above.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with U.S. GAAP. We define EBITDA as net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the costs described in the footnotes (a) - (c) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.